             FIELDPOINT PETROLEUM TERMINATES TENDER OFFER

AUSTIN, TX – (BUSINESS WIRE) – March 16, 2009- FieldPoint Petroleum Corporation (AMEX:FPP) today announced that it has terminated its plans to offer its shares for shares of Basic Earth Science Systems, Inc. (OTCBB: BSIC.OB).  The decision was made after completing an assessment of its alternatives and the viability of its proposed tender in light of the adoption by Basic’s Board of Directors of a Shareholder Rights Plan, commonly referred to as a Poison Pill.

Ray Reaves, President of FieldPoint stated “On December 8, 2008, we met with members of Basic’s board, hoping that they could see the value in combining our two companies.  We were disappointed that they chose to adopt a Poison Pill, which renders any exchange offer unviable.  As in the past, we will continue to pursue all opportunities to build value for our shareholders.”

Concurrently with this announcement, FieldPoint is filing an application with the SEC requesting that its Registration Statement on Form S-4 be withdrawn.

About FieldPoint Petroleum Corp. www.fppcorp.com

FieldPoint Petroleum Corporation is engaged in oil and natural gas exploration, production and acquisition, primarily in Louisiana, New Mexico, Oklahoma, Texas and Wyoming.

This press release may contain projection and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended. Any such projections or statement reflect the company’s current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that such projections will be achieved and that actual results could differ materially from those projected. A discussion of important factors that could cause actual results to differ from those projected, such as decreases in oil and gas prices and unexpected decreases in oil and gas production is included in the company’s periodic reports filed with the Securities and Exchange Commission (at www.sec.gov).

Contact: Ray D. Reaves, President (512)250-8692 or fppc@ix.netcom.com